Exhibit 99.1

ZYNGA ANNOUNCES THIRD QUARTER 2015 FINANCIAL RESULTS

DELIVERS $176M IN BOOKINGS AND $12M IN ADJUSTED EBITDA

ANNOUNCES $200M SHARE REPURCHASE PROGRAM

MOVES LAUNCHES OF DAWN OF TITANS AND CSR2 INTO 2016

ANNOUNCES RESIGNATION OF CFO DAVID LEE & INTERIM CFO APPOINTMENT OF CAO MICHELLE QUEJADO

SAN FRANCISCO – November 3, 2015 – Zynga Inc. (NASDAQ: ZNGA), a leading social game developer, today announced financial results for the third quarter ended September 30, 2015. In addition to today’s press release, a copy of our Q3 2015 Quarterly Earnings Letter, which outlines our Q3 2015 financial results and business outlook, is available on our website at http://investor.zynga.com.

Zynga management will host a live Q&A session at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) today, November 3, to discuss the Company’s Q3 performance and business outlook. Questions may be asked on the call or submitted in advance via email to investors@zynga.com, and the company will respond to as many questions as possible.

“Our teams delivered a strong Q3 driven by the performance by Wizard of Oz Slots, Words With Friends and our newly launched Empires & Allies. We generated $176 million in total bookings and $12 million in Adjusted EBITDA, well above the top end of our guidance range. This growth was driven by our three core mobile franchises Slots, Words With Friends and Poker, which grew 61% year-over-year. These results reflect the progress we continue to make in mobile where bookings have grown 26% versus the prior year and now make up 69% of our total bookings, up from 66% in Q2. We also continue to improve monetization and in Q3, we saw average bookings per user (ABPU) grow 27% year-over-year and 10% sequentially. Today, we also announced a $200 million stock buyback program. Given our belief in the social gaming opportunity, our talent and our IP, we believe this is in our shareholders’ interests,” said Mark Pincus, CEO and Founder.

“Based on the opportunity we see for Dawn of Titans and CSR2 we have made the deliberate decision to invest in future development of these games and move their launches into 2016. As we get closer to our players behavior over time, we believe there are a few key areas that we can optimize to increase long-term player retention. For Dawn of Titans specifically, given how strong the early monetization is for the game, we believe that a move of 200 basis points in day 30 retention has the potential to make the game a breakout hit. We are able to make these hard decisions, because of the cost reduction program that we put in place earlier this year,” said Pincus.

Financial Highlights

•	Bookings of $176 million; above the high end of the guidance range, flat year-over-year and up 1% sequentially.

•	Mobile bookings are $121 million or 69% of overall bookings, up 26% year-over-year and up 6% sequentially.

•	Adjusted EBITDA of $12 million; above the high end of the guidance range.

•	Advertising and other bookings up 39% year-over-year and 17% sequentially.

•	Non-GAAP operating expenses decreased to $114 million, a 9% sequential decrease.

•	$1.1 billion in cash, cash equivalents and marketable securities.

•	Announcing $200 million share repurchase program.

Product Updates

•	Slots – Recently acquired Rising Tide Games and launched Black Diamond Casino worldwide. Princess Bride Slots to launch worldwide in Q4.

•	Words With Friends – Grew bookings by 28% sequentially and 34% year-over-year despite audience decline.

•	Empires & Allies – Overall performance has been below our expectations but monetization remains strong.

•	Dawn of Titans – Launch moved into 2016; continue to see great potential with an average Apple App Store rating of 4.5 stars. Encouraging initial monetization; ABPU among highest we’ve seen in a Zynga game.

•	CSR2 – Launched moved to next year; entered into geo-lock testing in 7 markets with an average Apple App Store rating of 4.6 stars. Monetization has been promising during early, initial phases of testing.

Announces Share Repurchase Program

Today, the company announced that our Board of Directors authorized a share repurchase program of up to $200 million of our outstanding Class A common stock that remains in effect until October 2017. The timing and amount of any stock repurchases will be determined based on market conditions, share price and other factors. The program does not require us to repurchase any specific number of shares of our Class A common stock, and may be modified, suspended or terminated at any time without notice. The stock repurchase program will be funded from existing cash on hand. In connection with the share repurchase program, the Company may adopt one or more plans pursuant to the provisions of Rule 10b5-1 under the Securities Exchange Act of 1934. Share repurchases under these authorizations may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share repurchase transactions, or by any combination of such methods. Repurchases of our Class A common stock in the open market could result in increased volatility in our stock price.

Announces Resignation of CFO David Lee & Interim CFO Appointment of CAO Michelle Quejado

Zynga announced today that its Chief Financial Officer David Lee is resigning as CFO effective immediately and departing the company on December 11, 2015. Zynga has initiated a search for a permanent CFO and until a new CFO is appointed, Michelle Quejado, Zynga’s Chief Accounting Officer, will serve as interim CFO effective immediately. Quejado will be working with Lee, as well as Zynga CEO Mark Pincus, over the next month to ensure a seamless transition of responsibilities.

“I want to thank David for the leadership and commitment he has shown Zynga,” said Pincus. “Over the past six months, David and I have partnered on a number of key initiatives to strengthen the company’s long-term position. This has included our $100 million cost reduction program, our continued transition to mobile and, most recently, our $200 million stock buyback program. David will stay on until mid-December to manage the transition and work with our newly appointed interim CFO, Michelle Quejado, Zynga’s Chief Accounting Officer.”

“I believe Zynga is in a much stronger position today than it was when I joined the company, and I want to thank Mark for his partnership. We’ve moved the majority of our business to mobile and are focused on growing our new IP and existing franchises, while significantly reducing our cost structure,” said David Lee. “I’m proud of what our teams have accomplished and know that they, along with our interim CFO Michelle Quejado, will continue to focus on delivering long-term value for our shareholders while executing against our mission to connect the world though games.”

Quejado brings with her more than 25 years of experience, and has deep expertise in accounting, financial planning and analysis, and project and people management. She joined Zynga in March 2015 as Vice President of Finance and Corporate Controller, and in June was appointed as Zynga’s Chief Accounting Officer.

Prior to joining Zynga, Quejado held various financial roles at Lam Research Corporation, a multinational semiconductor company, between 1999 and 2015, most recently serving as its Assistant Corporate Controller. Before joining Lam Research Corporation, Quejado was as an auditor for the United States Department of Defense from 1989 through 1998. Quejado is a Certified Public Accountant and holds a B.S. degree in Accounting from the University of Southern Oregon.

Financial Highlights (in thousands, except per share data)

	Three Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014
GAAP Results
Revenue	$195,737	$199,918	$176,611
Net income (loss)	$3,052	$(26,868)	$(57,058)
Diluted net income (loss) per share	$0.00	$(0.03)	$(0.06)

Non-GAAP Results
Bookings	$175,979	$174,462	$175,488
Adjusted EBITDA	$12,415	$963	$2,163
Non-GAAP net income (loss)	$3,681	$(7,578)	$(6,681)
Non-GAAP earnings (loss) per share	$0.00	$(0.01)	$(0.01)

Player Metrics (users and payers in millions)

The company tracks operating metrics using internal systems which rely on internal company data and third party data. We rely on the veracity of data provided by individuals and reported by third parties to calculate our metrics and reduce duplication of data. In the first quarter of 2015, the company modified its calculations to take into account our business’s transition to mobile and updates to our operating metrics which utilize additional third party data to help us identify whether a player logged in under two or more accounts is the same individual. As a result of these changes, we revised the definitions for DAUs, MAUs, MUUs, and MUPs in the first quarter of 2015. In the third quarter of 2015, the company made a subsequent modification to its calculations of MUU to further reduce duplication of users of both web and mobile platforms and to correct an error in calculating the third quarter of 2014 MUU which resulted in MUU for that period to be understated by 0.3 million users. For comparative purposes, all of these key operating metrics have been revised for the third quarter of 2014 and MUU for the second quarter of 2015 to reflect the company’s current definitions and calculations for all periods presented. Please refer to our Quarterly Report on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 and, when filed, our Quarterly report on Form 10-Q for the quarter ended September 30, 2015 (copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC’s web site at www.sec.gov) for a full explanation of the changes and the comparison of the revised and as reported numbers for 2014 and 2015.

	Three Months Ended			Q3’15 Q/Q	Q3’15 Y/Y
	September 30, 2015	June 30, 2015	September 30, 2014
Average daily active users (DAUs)	19	21	24	(9%)	(21%)
Average mobile DAUs	16	17	16	(5%)	(5%)
Average web DAUs	3	4	8	(22%)	(55%)

Average monthly active users (MAUs)	75	83	103	(9%)	(27%)
Average mobile MAUs	61	64	65	(5%)	(6%)
Average web MAUs	14	19	38	(23%)	(63%)

Average daily bookings per average DAU (ABPU)	$0.100	$0.091	$0.079	10%	27%
Average monthly unique users (MUUs) (1)	51	60	66	(15%)	(23%)
Average monthly unique payers (MUPs) (1)	0.9	1.0	1.2	(9%)	(24%)
Payer conversion (1)	1.7%	1.6%	1.8%	6%	(2%)

(1)	MUUs, MUPs and payer conversion exclude NaturalMotion legacy games (CSR Racing, CSR Classics and Clumsy Ninja) as our systems are unable to distinguish whether a player of a NaturalMotion legacy game is also a player of a Zynga game. We exclude players of NaturalMotion legacy games to avoid potential duplication of users.

Third Quarter 2015 Financial Summary

•	Revenue: Revenue was $196 million for the third quarter of 2015, a decrease of 2% compared to the second quarter of 2015 and an increase of 11% compared to the third quarter of 2014. Online game revenue was $151 million, a decrease of 7% compared to the second quarter of 2015 and an increase of 8% compared to the third quarter of 2014. Advertising and other revenue was $45 million, an increase of 18% compared to the second quarter of 2015 and an increase of 20% compared to the third quarter of 2014. Farmville 2, Zynga Poker, Hit It Rich! Slots, FarmVille 2: Country Escape and Wizard of Oz Slots accounted for 21%, 17%, 16%, 14% and 12% of online game revenue, respectively, for the third quarter of 2015 compared to FarmVille 2, Zynga Poker, FarmVille 2: Country Escape, Hit it Rich! Slots and Wizard of Oz Slots accounted for 18%, 18%, 16%, 16%, and 10% of online game revenue, respectively, for the second quarter of 2015.

•	Bookings: Bookings were $176 million for the third quarter of 2015, an increase of 1% compared to the second quarter of 2015 and flat compared to the third quarter of 2014.

•	Net income (loss): Net income was $3 million for the third quarter of 2015, compared to net loss of $27 million for the second quarter of 2015 and compared to net loss of $57 million for the third quarter of 2014. The increase in net income was primarily due to lower costs and expenses (primarily headcount-related costs, third party consulting costs, depreciation and amortization expense and restructuring expense) as well as a tax benefit recorded in the third quarter of 2015 related to purchasing accounting associated with our acquisition of Rising Tide Games.

•	Adjusted EBITDA: Adjusted EBITDA was $12 million for the third quarter of 2015, compared to $1 million in the second quarter of 2015 and $2 million for the third quarter of 2014. The increase in adjusted EBITDA was primarily due to lower headcount-related costs and third party consulting costs.

•	Non-GAAP net income (loss): Non-GAAP net income was $4 million for the third quarter of 2015, compared to non-GAAP net loss of $8 million in the second quarter of 2015 and a non-GAAP net loss of $7 million in the third quarter of 2014. The change in non-GAAP net income (loss) was primarily due to lower headcount-related costs, lower third party consulting costs and lower depreciation expense due to the consolidation of data center facilities.

•	Net income (loss) per share: Diluted net income per share was $0.00 for the third quarter of 2015, compared to a diluted net loss per share of $0.03 for the second quarter of 2015 and a diluted net loss per share of $0.06 for the third quarter of 2014.

•	Non-GAAP earnings (loss) per share: Non-GAAP earnings per share was $0.00 for the third quarter of 2015, compared to a non-GAAP net loss per share of $0.01 for the second quarter of 2015 and a non-GAAP net loss per share of $0.01 for the third quarter of 2014.

•	Cash and cash flow: As of September 30, 2015, cash, cash equivalents and marketable securities were approximately $1.07 billion, compared to $1.10 billion as of June 30, 2015. Cash flow from operations was ($5) million for the third quarter of 2015, compared to $4 million for the second quarter of 2015 and ($2) million for the third quarter of 2014. Free cash flow was ($7) million for the third quarter of 2015, compared to $1 million for the second quarter of 2015 and ($5) million for the third quarter of 2014.

Fourth Quarter Outlook

Zynga’s outlook for the fourth quarter of 2015 is as follows:

•	Revenue is projected to be in the range of $170 million to $185 million

•	Net loss is projected to be in the range of ($75) million to ($53) million

•	Net loss per share is projected to be in the range of ($0.08) to ($0.06) based on a share count projected to be approximately 933 million shares

•	Bookings are projected to be in the range of $165 million to $180 million

•	Adjusted EBITDA is projected to be in the range of ($5) million to $5 million

•	Non-GAAP net loss per share is projected to be in the range of ($0.01) to ($0.00), based on a share count projected to be approximately 933 million shares

Conference Call Details

In addition to today’s press release, a copy of our Q3 2015 Quarterly Earnings Letter, which outlines our third quarter 2015 financial results and business outlook, is available on our website at http://investor.zynga.com.

Zynga will host a live Q&A session today, November 3, 2015, at 2:00 pm PDT (5:00 pm EDT) to discuss financial results. Questions may be asked on the call or submitted in advance via email to investors@zynga.com, and the company will respond to as many questions as possible.

The live Q&A session can be accessed at http://investor.zynga.com – a replay of which will be available through the website after the call – or via the below conference dial-in number:

Toll-Free Dial-In Number: (800) 537-0745

International Dial-In Number: (253) 237-1142

Conference ID: 57603682

About Zynga Inc.

Zynga Inc. is a leading developer of the world’s most popular social games that are played by millions of monthly consumers. The company has created evergreen franchises such as FarmVille, Zynga Casino and Words With Friends. Zynga’s NaturalMotion, an Oxford-based mobile game and technology developer, is the creator of hit mobile games in popular entertainment categories, including CSR Racing, CSR Classics and Clumsy Ninja. Zynga games have been played by more than 1 billion people around the world and are available on a number of global platforms including Apple iOS, Google Android, Facebook and Zynga.com. The company is headquartered in San Francisco, California. Learn more about Zynga at http://blog.zynga.com or follow us on Twitter and Facebook.

Key Operating Metrics

We manage our business by tracking several operating metrics: “DAUs,” which measure daily active users of our games, “MAUs,” which measure monthly active users of our games, “MUUs,” which measure monthly unique users of our games, “MUPs,” which measure monthly unique payers in our games, and “ABPU,” which measures our average daily bookings per average DAU, each of which is recorded by our internal analytics systems. The numbers for these operating metrics are calculated using internal company data based on tracking of user account activity. We also use third party network logins to help us track whether a player logged under two or more different user accounts is the same individual. We believe that the numbers are reasonable estimates of our user base for the applicable period of measurement; however, factors relating to user activity and systems may impact these numbers.

Please refer to our Quarterly Report on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 and, when filed, our Quarterly report on Form 10-Q for the quarter ended September 30, 2015 for our updated definitions of “DAU,” “MAU,” “MUU,” “MUP” and “ABPU.”

MUUs, MUPs and payer conversion in this press release exclude NaturalMotion legacy games (CSR Racing, CSR Classics and Clumsy Ninja) as our systems are unable to distinguish whether a player of a NaturalMotion legacy game is also a player of a Zynga game. We exclude players of NaturalMotion legacy games to avoid potential duplication.

We acquired NaturalMotion in February 2014. As a result, the financial information presented in this press release for January 2014 and a portion of February 2014 does not reflect any contribution from NaturalMotion.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, our outlook for the fourth quarter 2015 revenue, net loss, net loss per share, weighted average diluted share count, bookings, Adjusted EBITDA, non-GAAP netloss per share and non-GAAP weighted average diluted share count; certain other financial items necessary for GAAP to Non-GAAP reconciliation; our future operational plans, use of cash, strategies and prospects; our cost structure; the breadth and depth of our game slate for 2015 and the success of this slate, including the success of the recently launched Empires & Allies and Black Diamond Casino; our continued transition to mobile; our planned launch of mobile first games, including our planned launch of Dawn of Titans and CSR2 in 2016; our ability to sustain player engagement, optimize to increase long-term player retention and monetize our live games (including our Slots games, Words With Friends and Empires & Allies) and games in geo-lock testing, (including, Dawn of Titans and CSR2); our ability to grow our mobile bookings in 2015 and beyond; our ability to execute against our strategy and deliver long-term value to our shareholders, employees and players and fulfill our mission to connect the world through games; our ability to attract and retain key employees in light of business challenges, including employees key to franchise games and planned launches and senior management; the impact of changes in management, new hires and other organizational changes and roles on our organization; the strength of our balance sheet and our ability to effectively manage our cost structure and investments; the timely launch and success of our games, including the moved launch of Dawn of Titans and CSR2 to 2016; the success of our acquisition of Rising Tide Games,; our ability to improve our execution against audience growth and product quality; our ability to effectively market our games; our ability to execute in mobile; our ability to sustain and expand key games to sustain and grow audiences, bookings, and engagement, including games within our Slots Franchise (Hit It Rich! Slots, Wizard of Oz Slots and Black Diamond Casino), Words with Friends, Zynga Poker, FarmVille 2, FarmVille 2: Country Escape and Empires & Allies); investment in new game development, marketing for live games and new game launches and core infrastructure in data and analytics; our ability to build on our social legacy in both our web games and our new mobile games and build a player network across mobile games; our ability to accurately forecast our upcoming game launches and bookings and revenue related to upcoming game launches and the performance of our existing games; our ability to operate in an entrepreneurial manner, innovate on game mechanics, and leverage data and analytics in our operations; our ability to utilize, protect, defend and enforce our intellectual property; market opportunity in the social gaming market, including the mobile market, the advertising market, the market for social game categories in which we invest, and our ability to capitalize on and contribute to this market opportunity; and the announced share repurchase program and any potential repurchases of our shares.

Forward-looking statements often include words such as “outlook,” “project,” “plan,” “intend,” “could,” “should,” “would,” “will,” “might,” “anticipate,” “estimate,” “continue,” “believe,” “may,” “target,” “expect,” or similar expressions, or the negative or plural of these words or expressions and statements in the future tense are generally forward-looking. The achievement or success of the matters covered by such forward-looking statements is subject to a number of risks, uncertainties, and assumptions. Moreover, we operate in a very competitive and rapidly changing environment and industry. New risks may also emerge from time to time. It is not possible for our management to predict all of the risks related to our business and operations, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make and reported results should not be considered as an indication of our future performance. Factors that could cause or contribute to such differences include, but are not limited to, the ability of key games, including our franchise games, to sustain or grow audiences, bookings and engagement; our relationship with Facebook, changes in the Facebook platform and/or changes in our agreement with Facebook; our relationship with Apple, Google and other Android platform providers, changes in the Android or iOS platforms and/or changes in our agreements with Apple, Google and/or other Android platform providers; our relationship and/or agreements with key licensing partners, additional platform providers or any key partners; the effectiveness of our cost-cutting activities and our ability to control and reduce expenses, including our estimated savings and charges associated with our restructuring efforts; our ability to efficiently deploy employees, leverage our teams and talent, including shifting resources when necessary to prioritize more important projects; our ability to retain and attract new talent; our ability to work as a team to execute against our strategy; our use of working capital in general; attrition or decline in existing games, including franchise games; our ability to launch and monetize successfully new games and features for web and mobile in a timely manner (such as the Leagues feature in Empires & Allies) and the success of these games and features, including planned features for our existing games; the process of integrating our operations into NaturalMotion Limited’s (“NaturalMotion’s”) and Rising Tide Games, Inc.’s (“Rising Tide Games”) operations and NaturalMotion’s and Rising Tide Games’s operations into our operations, including but not limited to our expected ability to expand our creative pipeline, accelerate our growth on mobile and deliver hit NaturalMotion games in 2016 and hit games from Rising Tide Games; planned launches from our franchises and planned launches in the content categories where we are focused; the ability of our games to generate revenue and bookings for a significant period of time after launch and the timing for market acceptance of new games; the effectiveness of our marketing program and initiatives and our ability to obtain game featuring from partners; our ability to understand industry trends, such as seasonality, and position our business to take advantage of these trends; our ability to successfully monitor and adapt to changes in gaming platform and consumer demand as the industry continues to evolve; our ability to run successful in game advertising campaigns; our exposure to illegitimate credit card activity and other security risks, including sales or purchases of virtual goods used in our games through unauthorized or illegitimate third-party websites; our ability to anticipate and address technical challenges that may arise; our ability to protect our players’ information and adequately address privacy concerns; our ability to maintain technology infrastructure and employees that can efficiently and reliably handle increased player usage, changes in mobile devices and game platforms, fast load times and the rapid deployment of new features and products; our ability to maintain reliable security services and infrastructure to protect against security breaches, computer malware and hacking attacks; competition in our industry; changing interests of players; our exposure to intellectual property disputes and other litigation; asset impairment charges; our evaluation of new business opportunities and acquisitions by us, including integration of newly acquired businesses; our future spend, including spend on R&D and marketing and our future margins; our ability to renew our existing brand, technology and content licenses as they expire and secure new licenses for top brands; our ability to manage risks, costs and other challenges associated with international expansion; the impact of laws and regulations on our business; changes in corporate strategy or management; our search for a Chief Financial Officer; and risks related to our share repurchase program and any repurchases of our shares, including that the timing and amount of any stock repurchases that will be determined based on market conditions, share price and other factors, that the program does not require us to repurchase any specific number of shares of our Class A common stock, and may be modified, suspended or terminated at any time without notice, that the stock repurchase program will be funded from existing cash on hand, the fact that the Company may adopt one or more plans pursuant to the provisions of Rule 10b5-1 under the Securities Exchange Act of 1934 in connection with the repurchase program and any share repurchases may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share repurchase transactions, or by any combination of such methods, and that repurchases of our Class A common stock in the open market could result in increased volatility in our stock price.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2014, our Quarterly report on Form 10-Q for the three months ended June 30, 2015, and, when filed, our Quarterly report on Form 10-Q for the three months ended September 30, 2015, copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. There is no guarantee that the circumstances described in our forward-looking statements will occur. Except as required by law, we assume no obligation to update any forward-looking statements for any reason to conform these statements to actual results or to changes in our expectations. The results we report in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 could differ from the preliminary results we have announced in this press release.

Non-GAAP Financial Measures

We have provided in this release non-GAAP financial information including bookings, Adjusted EBITDA, non-GAAP net loss, non-GAAP operating expense, free cash flow, non-GAAP provision for (benefit from) income taxes, and non-GAAP net loss per share, as a supplement to the consolidated financial statements, which are prepared in accordance with United States generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing our financial results to assess operational performance and liquidity. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial metrics we use in making operating decisions and because our investors and analysts use them to help assess the health of our business. In line with our historical practice, the financial information presented herein is provided on a supplemental, non-GAAP basis unless otherwise indicated. We have provided reconciliations between our historical and fourth quarter 2015 outlook for non-GAAP financial measures to the most directly comparable GAAP financial measures. Reconciliations of non-GAAP financial measures to the most recent directly comparable GAAP financial measures for the third quarter 2015 may be found (1) in this press release announcing third quarter 2015 financial results which is included as Exhibit 99.1 to our current report on Form 8-K , filed with the Securities and Exchange Commission on November 3, 2015, and, when filed, in our Quarterly Report on Form 10-Q for the three months ended September 30, 2015, copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC’s web site at www.sec.gov, and (2) in our third quarter 2015 earnings slides presentation, dated November 3, 2015, a copy of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com.

Some limitations of bookings, Adjusted EBITDA, non-GAAP net loss, non-GAAP operating expense, free cash flow, non-GAAP provision for (benefit from) income taxes, and non-GAAP net loss per share:

•	Adjusted EBITDA, non-GAAP operating expense, non-GAAP net loss and non-GAAP provision for (benefit from) expense do not include the impact of stock-based expense, impairment of intangible assets previously acquired, acquisition-related transaction expenses, contingent consideration fair value adjustments and restructuring expense;

•	Total Bookings, Adjusted EBITDA, non-GAAP net loss and non-GAAP provision for (benefit from) expense do not reflect that we defer and recognize online game revenue and revenue from certain advertising transactions over the estimated average life of durable virtual goods or as virtual goods are consumed;

•	Adjusted EBITDA does not reflect income tax expense and does not include other income (expense) net, which includes foreign exchange gains and losses and interest income;

•	Adjusted EBITDA and non-GAAP operating expense excludes depreciation and amortization of intangible assets, while non-GAAP net loss excludes amortization of intangible assets from acquisitions. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future;

•	Non-GAAP net loss per share gives effect to all dilutive awards based on the treasury stock method that were excluded from the GAAP diluted earnings per share calculation in periods when non-GAAP net income (loss) is positive and GAAP net income (loss) is negative;

•	Free cash flow is derived from net cash provided by operating activities less cash spent on capital expenditures and acquisitions, and removing the excess income tax benefits or costs associated with stock-based awards; and

•	Other companies, including companies in our industry, may calculate bookings, Adjusted EBITDA, non-GAAP net loss, non-GAAP operating expense, free cash flow, non-GAAP provision for (benefit from) income taxes, and non-GAAP net loss per share differently or not at all, which will reduce their usefulness as a comparative measure.

Because of these limitations, you should consider bookings, Adjusted EBITDA, non-GAAP net income (loss), non-GAAP operating expense, free cash flow, non-GAAP provision for (benefit from) income taxes, and non-GAAP net income (loss) per share, along with other financial performance measures, including revenue, net income (loss), diluted net loss per share, cash flow from operations, GAAP operating expense, GAAP operating margin and our other financial results presented in accordance with GAAP. See the GAAP to non-GAAP reconciliations below and in the places listed above for further details.

Contacts

Investors – Melissa Fisher

415-339-5266

investors@zynga.com

Press – Stephanie Hess

415-503-0303

press@zynga.com

ZYNGA INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$663,020	$131,303
Marketable securities	406,701	785,221
Accounts receivable	87,214	89,611
Income tax receivable	5,016	3,304
Deferred tax assets	520	2,765
Restricted cash	210	48,047
Other current assets	31,475	22,688

Total current assets	1,194,156	1,082,939

Long-term marketable securities	4,515	231,385
Goodwill	667,195	650,778
Other intangible assets, net	72,497	66,861
Property and equipment, net	280,535	297,919
Long-term restricted cash	1,000	—
Other long-term assets	17,886	18,911

Total assets	$2,237,784	$2,348,793

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$27,507	$14,965
Other current liabilities	59,541	164,150
Deferred revenue	132,510	189,923

Total current liabilities	219,558	369,038

Deferred revenue	198	3,882
Deferred tax liabilities	6,592	5,323
Other non-current liabilities	91,007	74,858

Total liabilities	317,355	453,101

Stockholders’ equity:
Common stock and additional paid in capital	3,206,629	3,096,982
Accumulated other comprehensive income (loss)	(41,414)	(29,175)
Accumulated deficit	(1,244,786)	(1,172,115)

Total stockholders’ equity	1,920,429	1,895,692

Total liabilities and stockholders’ equity	$2,237,784	$2,348,793

ZYNGA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Revenue:
Online game	$151,168	$162,161	$139,372	$461,292	$402,608
Advertising and other	44,569	37,757	37,239	117,656	95,255

Total revenue	195,737	199,918	176,611	578,948	497,863
Costs and expenses:
Cost of revenue	57,187	57,779	53,286	172,588	158,078
Research and development	78,416	90,896	100,113	276,832	291,419
Sales and marketing	43,549	41,119	44,005	116,507	115,466
General and administrative	25,765	37,805	38,536	103,951	128,703

Total costs and expenses	204,917	227,599	235,940	669,878	693,666

Income (loss) from operations	(9,180)	(27,681)	(59,329)	(90,930)	(195,803)
Interest income (expense), net	566	605	841	1,965	2,487
Other income (expense), net	2,285	1,199	647	11,843	2,668

Income (loss) before income taxes	(6,329)	(25,877)	(57,841)	(77,122)	(190,648)
Provision for (benefit from) income taxes	(9,381)	991	(783)	(6,810)	(9,874)

Net income (loss)	$3,052	$(26,868)	$(57,058)	$(70,312)	$(180,774)

Net income (loss) per share:
Basic	$0.00	$(0.03)	$(0.06)	$(0.08)	$(0.21)

Diluted	$0.00	$(0.03)	$(0.06)	$(0.08)	$(0.21)

Weighted average common shares used to compute net income (loss) per share:
Basic	921,116	911,699	884,021	910,469	869,178
Diluted	940,032	911,699	884,021	910,469	869,178
Stock-based expense included in the above line items:
Cost of revenue	$991	$772	$1,110	$2,835	$3,391
Research and development	22,308	19,860	24,281	70,485	60,293
Sales and marketing	2,045	1,617	1,187	5,181	4,505
General and administrative	5,092	5,656	9,717	21,302	25,279

Total stock-based expense	$30,436	$27,905	$36,295	$99,803	$93,468

ZYNGA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Operating activities
Net income (loss)	$3,052	$(26,868)	$(57,058)	$(70,312)	$(180,774)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	11,287	13,340	19,283	42,349	64,553
Stock-based expense	30,436	27,905	36,295	99,803	93,468
Accretion and amortization on marketable securities	1,057	1,797	2,385	4,941	7,783
(Gain) loss from sales of investments, assets and other, net	(633)	406	853	(6,283)	2,131
Tax benefits (costs) from stock-based awards	90	—	—	90	—
Excess tax benefits from stock-based awards	(90)	—	—	(90)	—
Deferred income taxes	(10,392)	243	(1,038)	(9,151)	(10,113)
Changes in operating assets and liabilities:
Accounts receivable, net	(4,313)	(3,233)	(2,560)	2,544	(13,443)
Income tax receivable	(183)	(331)	4,478	(1,712)	3,200
Other assets	(3,068)	(1,105)	4,032	(11,860)	(3,860)
Accounts payable	(536)	11,699	(7,503)	12,226	(5,919)
Deferred revenue	(19,757)	(25,457)	(1,123)	(61,097)	13,838
Other liabilities	(12,062)	5,806	(460)	(49,360)	20,280

Net cash provided by (used in) operating activities	(5,112)	4,202	(2,416)	(47,912)	(8,856)

Investing activities
Purchase of marketable securities	—	—	(147,082)	(101,091)	(617,256)
Sales and maturities of marketable securities	211,350	256,112	141,286	702,017	667,706
Acquisition of property and equipment	(1,608)	(3,127)	(2,429)	(6,847)	(7,078)
Proceeds from sale of property and equipment	750	—	3	750	5,059
Business acquisition, net of cash acquired	(20,023)	—	(718)	(20,023)	(391,711)
Proceeds from sale of equity method investment	—	—	—	10,507	—
Other investing activities, net	—	—	(343)	—	357

Net cash provided by (used in) investing activities	190,469	252,985	(9,283)	585,313	(342,923)

Financing activities
Taxes paid related to net share settlement of equity awards	(453)	(405)	(210)	(1,866)	(963)
Proceeds from employee stock purchase plan and exercise of stock options	2,957	945	4,805	7,292	15,728
Excess tax benefits from stock-based awards	90	—	—	90	—
Acquisition related contingent consideration payment	—	—	—	(10,790)	—

Net cash provided by (used in) financing activities	2,594	540	4,595	(5,274)	14,765

Effect of exchange rate changes on cash and cash equivalents	(359)	246	(246)	(410)	(231)

Net increase (decrease) in cash and cash equivalents	187,592	257,973	(7,350)	531,717	(337,245)
Cash and cash equivalents, beginning of period	475,428	217,455	135,628	131,303	465,523

Cash and cash equivalents, end of period	$663,020	$475,428	$128,278	663,020	$128,278

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands, except per share data, unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Reconciliation of Revenue to Bookings
Revenue	$195,737	$199,918	$176,611	$578,948	$497,863
Change in deferred revenue	(19,758)	(25,456)	(1,123)	(61,097)	14,085

Bookings	$175,979	$174,462	$175,488	$517,851	$511,948

Reconciliation of Net income (loss) to Adjusted EBITDA
Net income (loss)	$3,052	$(26,868)	$(57,058)	$(70,312)	$(180,774)
Provision for (benefit from) income taxes	(9,381)	991	(783)	(6,810)	(9,874)
Other income (expense), net	(2,285)	(1,199)	(647)	(11,843)	(2,668)
Interest income (expense), net	(566)	(605)	(841)	(1,965)	(2,487)
Restructuring expense, net	416	12,855	287	16,732	27,672
Gain (loss) on legal settlements	(1,681)	—	—	(1,681)	—
Depreciation and amortization	11,287	13,340	19,283	42,349	64,553
Acquisition-related transaction expenses	895	—	—	895	6,425
Contingent consideration fair value adjustment	—	—	6,750	9,400	20,100
Stock-based expense	30,436	27,905	36,295	99,803	93,468
Change in deferred revenue	(19,758)	(25,456)	(1,123)	(61,097)	14,085

Adjusted EBITDA	$12,415	$963	$2,163	$15,471	$30,500

Reconciliation of Net income (loss) to Non-GAAP net income (loss)
Net income (loss)	$3,052	$(26,868)	$(57,058)	$(70,312)	$(180,774)
Acquisition-related transaction expenses	895	—	—	895	6,425
Contingent consideration fair value adjustment	—	—	6,750	9,400	20,100
Stock-based expense	30,436	27,905	36,295	99,803	93,468
Amortization of intangible assets from acquisitions	6,233	6,160	6,710	18,657	15,908
Change in deferred revenue	(19,758)	(25,456)	(1,123)	(61,097)	14,085
Restructuring expense, net	416	12,855	287	16,732	27,672
Gain (loss) on legal settlements	(1,681)	—	—	(1,681)	—
Tax effect of non-GAAP adjustments to net income (loss)	(15,912)	(2,174)	1,458	(23,007)	(7,015)

Non-GAAP net income (loss)	$3,681	$(7,578)	$(6,681)	$(10,610)	$(10,131)

GAAP and Non-GAAP diluted shares	940,032	911,699	884,021	910,469	869,178
Non-GAAP net income (loss) per share:	$0.00	$(0.01)	$(0.01)	$(0.01)	$(0.01)

Reconciliation of Cash provided by (used in) operating activities to Free cash flow
Net cash provided by (used in) operating activities	(5,112)	4,202	(2,416)	(47,912)	(8,856)
Acquisition of property and equipment	(1,608)	(3,127)	(2,429)	(6,847)	(7,078)
Excess tax benefits (loss) from stock-based awards	90	—	—	90	—

Free cash flow	$(6,630)	$1,075	$(4,845)	$(54,669)	$(15,934)

Reconciliation of GAAP to Non-GAAP provision for (benefit from) income taxes
GAAP provision for (benefit from) income taxes	(9,381)	991	(783)	(6,810)	(9,874)
Stock-based expense	7,351	2,847	(72)	14,762	3,691
Amortization of intangible assets from acquisitions	3,858	643	23	5,190	629
Acquisition-related transaction expenses	1,248	—	(169)	1,248	254
Contingent consideration fair value adjustment	—	—	(85)	1,035	793
Change in deferred revenue	(562)	(2,685)	(445)	(4,995)	556
Restructuring expense, net	2,905	1,369	(710)	4,655	1,092
Gain (loss) on legal settlements	1,112	—	—	1,112	—

Non-GAAP provision for (benefit from) income taxes	$6,531	$3,165	$(2,241)	$16,197	$(2,859)

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP FOURTH QUARTER 2015 OUTLOOK

(In thousands, except per share data, unaudited)

Fourth Quarter 2015
Reconciliation of Revenue to Bookings
Revenue range	$170,000 – 185,000
Change in deferred revenue	(5,000)

Bookings range	$165,000 – 180,000

Reconciliation of Net income (loss) to Adjusted EBITDA
Net income (loss) range	$(75,000) – (53,000)
Provision for (benefit from) income taxes	0 – 3,000
Other income (expense), net	(2,000)
Interest income (expense), net	(1,000)
Restructuring expense, net	31,000 – 21,000
Depreciation and amortization	12,000
Stock-based expense	35,000 – 30,000
Change in deferred revenue	(5,000)

Adjusted EBITDA range	$(5,000) – 5,000

Reconciliation of Net income (loss) to Non-GAAP net income (loss)
Net income (loss) range	$(75,000) – (53,000)
Stock-based expense	35,000 – 30,000
Amortization of intangible assets from acquisitions	7,000
Change in deferred revenue	(5,000)
Restructuring expense, net	31,000 – 21,000
Tax effect of non-GAAP adjustments to net income (loss)	(1,000) – (2,000)

Non-GAAP net income (loss) range	$(8,000) – (2,000)

GAAP and Non-GAAP diluted shares	933,000
Net income (loss) per share range	$(0.08) – (0.06)
Non-GAAP net income (loss) per share range	$(0.01) – (0.00)